SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 19, 2021 (February 18, 2021)
Date of Report
(Date of Earliest Event Reported)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901
(Address of principal executive offices) (Zip Code)

(706) 641-6500
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SNV	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D	SNV-PrD	New York Stock Exchange
Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E	SNV-PrE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2021, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Synovus Financial Corp. (“Synovus”) took several actions impacting the compensation arrangements of Synovus’ executive officers, including Synovus’ named executive officers last identified under Item 402(c) of Regulation S-K.

2021 Annual Incentive Plan. The Compensation Committee approved the executive annual incentive plan for 2021. For 2021, the approved formulaic annual performance goals are based 50% on adjusted earnings per share, 25% on adjusted return on average assets and 25% based upon the Committee's qualitative review of 2021 performance. The primary qualitative factors approved by the Committee include quality of earnings, progress on Synovus Forward transformation initiative, progress on inclusion and diversity goals and initiatives, technology and digital advancement and delivery of service quality and customer loyalty. The Committee may also consider other factors including the impact of external factors (such as interest rates), regulatory compliance, risk management, total shareholder return and individual performance. The Compensation Committee also established the following individual award targets as a percentage of base salary for each named executive officer, respectively, for 2021:

Named Executive Officer	Title	2021 Award Target
Kessel D. Stelling	Chairman and Chief Executive Officer	125%
Kevin S. Blair	President and Chief Operating Officer	120%
Andrew J. Gregory, Jr.	Executive Vice President and Chief Financial Officer	75%
Mark G. Holladay	Executive Vice President and Chief Risk Officer	70%
Robert W. Derrick	Executive Vice President and Chief Credit Officer	60%

The actual payout may range from 0% to 150% of the award target based upon Synovus’ performance results for 2021 compared to the performance goals and the Compensation Committee’s evaluation of the discretionary factors.

Long-Term Incentive Awards. The Compensation Committee also granted Synovus’ executive officers, including its named executive officers, long-term incentive awards (comprised of performance stock unit awards and restricted stock unit awards), effective February 18, 2021.

The performance stock unit awards (“PSUs”) granted to Synovus’ executive officers, including its named executive officers, include service and performance vesting components. Under the service-based vesting component, the PSUs vest 100% after three years of service. Under the performance-based vesting component, there are two performance measures (weighted average return on tangible common equity and relative total shareholder return) that are measured over a three-year performance period, with each measure impacting one-half of the PSUs awarded to each executive. The actual payout of the PSUs may range from 0% to 150% of the target amount based upon the results of the two performance measures during the performance period compared to the performance objectives approved by the Compensation Committee.

The PSUs are subject to a Risk-Based Modifier, which may reduce the payouts of outstanding awards if future results suggest that risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee may consider whether payout reductions are warranted if any of the following occur during the vesting period: (1) Synovus or a line of business experiences a material loss, (2) Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or (3) regulatory capital falls below regulatory capital requirements.

The restricted stock unit awards (“RSUs”) vest one-third each year over a three-year period. RSUs will be settled in stock, except that executives who have met the Company’s stock ownership guidelines on the date of grant (Messrs. Stelling, Blair and Holladay) received cash-settled RSUs.

The Compensation Committee granted the following awards to each of the named executive officers last identified under Item 402(c) of Regulation S-K, respectively:

Named Executive Officer	Number of PSUs	Number of RSUs
Kessel D. Stelling	36,559	24,373
Kevin S. Blair	32,172	21,448
Andrew J. Gregory, Jr.	7,312	4,875
Mark G. Holladay	7,312	4,875
Robert W. Derrick	4,095	2,730

The foregoing PSUs and RSUs vest in the event of death, disability or retirement when such retirement occurs after age 65 with 10 or more years of service. Both the PSUs and the RSUs are subject to the Company’s clawback policy.

In addition, Messrs. Blair, Holladay and Derrick were granted an additional 24,373, 13,162 and 3,071 PSUs, respectively, with the same performance measures as the foregoing PSUs. While the additional PSUs also have a three-year service vesting requirement, they require a minimum of one year of service to be eligible for retirement vesting.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP.

Date: February 19, 2021	By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President and General Counsel